ARTICLES OF MERGER
OF
DRTATTOFF, LLC
WITH AND INTO
LIFESCIENCES OPPORTUNITIES INCORPORATED

The following Articles of Merger are submitted to merge the following Florida Profit Corporation in accordance with s. 607.1109, Florida Statutes.

1. The exact name, form/entity type, and jurisdiction of each merging party is as follows:

Name	Jurisdiction	Form/Entity Type

DRTATTOFF, LLC	California	Limited Liability Company

2. The exact name, form/entity type, and jurisdiction of the surviving party is as follows:

Name	Jurisdiction	Form/Entity Type

Lifesciences Opportunities Incorporated	Florida	Profit Corporation

3. The attached plan of merger was approved by Lifesciences Opportunities Incorporated, a Florida profit corporation (the "Surviving Corporation" or "Lifesciences") in accordance with the applicable provisions of Chapter 607, Florida Statutes.

4. The attached plan of merger was approved by DRTATTOFF, LLC, a California limited liability company (the "Merging Corporation" or "Dr. TATTOFF") in accordance with the applicable laws of the State of California.

5. The merger shall become effective as of the date and at such time as the Florida Certificate of Merger is filed with the Secretary of State of the State of Florida.

6.  The Surviving Corporation's principal office address is as follows:

8447 Wilshire Boulevard, Suite 102
Beverly Hills, CA 90211

7. A copy of the Agreement and Plan of Merger, as amended, will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or member of each of the constituent corporations.

8. The executed Agreement and Plan of Merger, as amended, between the constituent corporations is on file at the office of the Surviving Corporation, the address of which is 8447 Wilshire Boulevard, Suite 102, Beverly Hills, CA 90211.

9. The Agreement and Plan of Merger, as amended is permitted by the laws of the jurisdiction of organization of California and Florida and has been authorized in compliance with said laws.

10. The Agreement and Plan of Merger, as amended, was approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations as follows:

a.	By DR. TATTOFF in accordance with the provisions of section 1100 of the California Corporations Code by written consent of a majority-in-interest of the members of DR. TATTOFF ; and

b.
By the Board of Directors of LIFESCIENCES OPPORTUNITIES INCORPORATED by written consent dated ________________, 2007, in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act and by a majority of the holders of the voting stock of LIFESCIENCES OPPORTUNITIES INCORPORATED by written consent given by them on ________________, 2007, in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act.

DRTATTOFF, LLC, a California limited liability company	LIFESCIENCES OPPORTUNITIES INCORPORATED, a Florida corporation

By: /s/ James Morel	By: /s/ Roland Perry
James Morel , CEO	Roland Perry, President

PLAN OF MERGER
OF
DR. TATTOFF, LLC
WITH AND INTO
LIFESCIENCES OPPORTUNITIES, INC.

FIRST: The exact name, form/entity type, and jurisdiction of each merging party are as follows:

Name	Jurisdiction	Form/Entity Type

DRTATTOFF, LLC	California	Limited Liability Company

SECOND The exact name, form/entity type, and jurisdiction of the surviving party are as follows:

Name	Jurisdiction	Form/Entity Type

Lifesciences Opportunities Incorporated	Florida	Profit Corporation

THIRD: The terms and conditions of the merger are as follows:

Upon the terms and subject to the conditions of an Agreement and Plan of Merger dated as of September 7, 2007, as amended (the "Merger Agreement"), at the Effective Time (as defined below), DRTATTOFF, LLC, a California limited liability company ("Dr. TATTOFF") shall be merged with and into Lifesciences Opportunities Incorporated, a Florida corporation (the "Company") in accordance with the applicable provisions of the Florida Business Corporations Act and the California Limited Liability Company Act. In accordance with the provisions of the Merger Agreement, the separate existence of Dr. TATTOFF shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue under the laws of the State of Florida.

FOURTH:

The manner and basis of converting the interests, shares, obligations or other securities of each merged party into the interests, shares, obligations or other securities of the survivor, in whole or in part, into cash or other property is as follows:

As of the date and time at which the Florida Certificate of Merger is filed with the Secretary of State of the State of Florida (the "Effective Time"), and by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company (each a “Company Shareholder,” and collectively, the “Company Shareholders”):

The units of outstanding membership interest of Dr. TATTOFF (the “Membership Interests”) shall be converted into and become either one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Company Common Stock”) or one (1) fully paid and non-assessable share of Series A Preferred Stock of the Surviving corporation (the “Company Preferred Stock”).

The number of shares of Company Common Stock and Company Preferred Stock issued to each member of Dr. TATTOFF (each a “Dr. TATTOFF Member” and collectively the “Dr. TATTOFF Members”) in accordance with the Merger Agreement shall hereafter collectively be referred to as the “Merger Shares”. At the Effective Time, all Membership Interests of Dr. TATTOFF shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Dr. TATTOFF Member shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

No fraction of a share of Company Common Stock or Company Preferred Stock will be issued, but in lieu of such issuance, each Dr. TATTOFF Member who would otherwise be entitled to a fraction of a share of Company Common Stock or Company Preferred Stock as a result of the conversion and exchange shall receive from the Company one (1) additional share of Company Common Stock or one (1) additional share of Company Preferred Stock. The fractional share interest of Dr. TATTOFF Members shall be aggregated such that no Dr. TATTOFF Member shall receive more than the one (1) share of Company Common Stock or one (1) additional share of Company Preferred Stock with respect to any interest in fractional shares.

The manner and basis of converting the rights to acquire the interests, shares, obligations or other securities of each merged party into the rights to acquire the interests, shares, obligations or other securities of the survivor, in whole or in part, into cash or other property is as follows:

Immediately prior to the Closing, the Company shall deposit, or shall cause to be deposited, with Blank Rome LLP (the "Exchange Agent"), for the benefit of the Dr. TATTOFF Members certificates in the names of each such Dr. TATTOFF Member evidencing the number of Merger Shares to be issued to such Dr. TATTOFF Member in accordance with the Merger Agreement. As soon as reasonably practicable after the Effective Time, the Company will instruct the Exchange Agent to deliver to each holder of Membership Interests of Dr. TATTOFF a letter of transmittal containing instructions for use in effecting the exchange of Membership Interests for certificates evidencing the relevant number of Merger Shares. No interest shall be paid on the Merger Shares. All Merger Shares issued upon exchange of the Membership Interests of Dr. TATTOFF in connection with the terms of the Merger Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Merger Shares.

It is understood that the certificates evidencing the Merger Shares will bear the legends set forth below:

The Securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any other jurisdictions. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws;

Any additional legend required by Applicable Law. The legend set forth in (i) above shall be removed from any certificate evidencing such Merger Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued such Merger Shares.

FIFTH: If a partnership is the survivor, the name and business address of each general partner is as follows: N/A

SIXTH: If a limited liability company is the survivor, the name and business address of each manager or managing member is as follows: N/A

SEVENTH: Any statements that are required by the laws under which each other business entity is formed, organized, or incorporated are as follows: N/A

EIGHTH: Other provisions, if any, relating to the merger are as follows: N/A